Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Matters” in the Statement of Additional Information included in Post-Effective Amendment No. 23 to the Registration Statement on Form N-6 under the Securities Act of 1933, as amended (the “1933 Act”), of Great West Executive Benefits Registered VUL II NY (File No. 333-144503).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP__
Faegre Drinker Biddle & Reath LLP

Washington, D.C.
April 28, 2022